Exhibit 10.5

THIS RESEARCH AGREEMENT is made on 25th September 2006

BETWEEN

(1)	VIA PHARMACEUTICALS INC. 750 Battery Street, Suite 330 San Francisco, CA 94111 (“Company”); and

(2)	UNIVERSITY OF LIVERPOOL of The Foundation Building, 765 Brownlow Hill Liverpool, L69 7ZX (“University”).

WHEREAS

A	The University has expertise in the field of tachykinin in vitro and in vivo models for different disease states and is able to carry out research in that field.

B	The Company wishes to commission a programme of research in that field to be undertaken by the University.

IT IS HEREBY AGREED:

1.	DEFINITIONS

The following terms shall have the following meanings:

“Background Intellectual Property” shall mean any Intellectual Property of either party relevant to this particular project in existence as at the date of this Agreement or which comes into existence during the Contract Period but which is not generated pursuant to the Study;

“Confidential Information” shall mean all information of a confidential nature concerning the Study or disclosed (whether in writing, orally or by any other means and whether directly or indirectly) by one party (the “Disclosing Party”) to the other party (the “Receiving Party”) whether before or after the date of this Agreement including, without limitation, any information relating to the Disclosing Party’s products, operations, processes, plans or intentions, laboratory data, other Study data, specifications, Intellectual Property Rights, trade secrets, partnering plans, marketing plans, market opportunities and business affairs;

“Contract Period” shall mean from 1st November 2006 to August 2007;

“Intellectual Property” shall mean patents, trade marks, service marks, registered designs, domain names, applications for any of the foregoing, trade and business names, unregistered trade marks and service marks, Know-How, copyrights, rights in designs, rights in databases, rights in inventions, rights in improvements and rights of the same or similar effect or nature, in any part of the world;

“Know-How” shall mean any unpatented technical information (including, without limitation, information relating to inventions, discoveries, concepts, methodologies, models, research, development and testing procedures, the results of experiments, tests and trials, manufacturing processes, techniques and specifications, quality control data, analyses, reports and submissions) that is not in the public domain;

“Resulting Intellectual Property” shall mean all Intellectual Property arising from the Study and conceived and/or made by one or more employees, students or other agents of the University;

“Researcher” shall mean the post doctoral research assistant of the University to be funded by the Company;

“Study” shall mean the study described in Appendix A to be carried out by the Researcher under the direction of Professor John Quinn (“Supervisor”) or of such other members of staff as the Company and the University shall mutually agree.

2.	RESEARCH WORK

2.1	The University shall commence the performance of the Study promptly after the commencement date of the Contract Period and shall use reasonable endeavours to perform such Study substantially in accordance with the terms and conditions of this agreement. The Company and the University may however at any time amend the Study by mutual written agreement.

2.2	In the event that the Supervisor becomes unable or unwilling to continue the Study, the University shall nominate a substitute, to be approved by the Company. Such approval shall not be unreasonably withheld or delayed.

3.	REPORTS AND CONFERENCES

3.1	Written progress reports shall be provided by the University to the Company every 2 months, and a final report shall be submitted by the University within 1 month of the conclusion of the Contract Period.

3.2	During the term of this Agreement, representatives of the University will meet at appropriate intervals with representative of the Company at times and places mutually agreed upon to discuss the progress and results as well as ongoing plans, or changes therein, of the Study.

4.	COSTS, BILLINGS AND OTHER SUPPORT

4.1	It is agreed that the Company shall pay to the University the sum of $50,000 in respect of gross employment costs of the Researcher and other direct and indirect costs of the Study. The University shall submit invoices to the Company quarterly in advance. All invoices shall become payable thirty (30) days following receipt. Late payment will be subject to interest at the rate of 4% above the base rate from time to time of Barclays Bank plc.

4.2	Payment will be made payable to “The University of Liverpool” within 30 days of submission of an appropriate invoice by the University.

4.3	University will match this amount via a proof of concept fund and the project will be exempt of FEC costs or overheads.

5.	PUBLICITY

The Company will not use the name of the University nor of any member of the University’s Study staff in any publicity advertising or news release without the prior written approval of an authorised representative of the University. The University will not use the name of the Company or any member of the Company’s staff in any publicity without the prior written approval of the Company, unless bound to do so by reason of some legal, statutory or quasi-statutory obligation.

6.	CONFIDENTIALITY

6.1	In the course of this Agreement, it is anticipated that each party will learn Confidential Information about the other. Subject to clause 7.1, the Receiving Party shall keep confidential this Confidential Information, and only disclose or use such Confidential Information where specifically authorised in writing by the Disclosing Party or as may be necessary in connection with the performance of the Study under this Agreement, or as may be required by law or regulatory authorities.

6.2	Information shall not be considered Confidential Information and the restrictions in clause 6.1 above shall not apply to disclosed information that:

6.2.1	was known by the Receiving Party at the time of disclosure to it by the Disclosing Party, or that according to written proof is independently developed or discovered by the Receiving Party, after disclosure by the Disclosing Party, without the aid, application or use of any item of the Disclosing Party’s Confidential Information, as evidenced by written records;

6.2.2	is now, or subsequently becomes, through no act or failure to act on the part of the Receiving Party, generally known or available;

6.2.3	is disclosed to the Receiving Party by a third party authorised to disclose it; or

6.2.4	is required by law or by court or administrative order to be disclosed; provided, that the Receiving Party shall have first given prompt notice to the Disclosing Party of such required disclosure.

6.3	The provisions of this Clause 6 shall survive for a period of five (5) years from the date of any expiration or termination of this Agreement, however caused.

7.	PUBLICATIONS

7.1	The Company recognises that under University policy the results of the Study should be publishable and agrees that the Supervisor and Researcher engaged in the Study shall be permitted to present and to publish the methods and results of the Study provided however that the Company shall have been furnished with copies of any proposed publication or presentation at least four weeks in advance of the submission of such proposed publication or presentation to a journal editor or other third party. The Company shall have the power to delay proposed publication or presentation if in its reasonable opinion such delay is necessary to protect its business interests or the commercial uses to the Company whether actual or potential of the information derived from the Study. A written reply indicating approval of or delay to disclosure shall be sent by the Company within 14 days of receipt of the request providing that the delay to disclosure of the results shall in no case exceed three months from the date of receipt by the Company.

8.	INTELLECTUAL PROPERTY

8.1	For the avoidance of doubt all Background Intellectual Property used in connection with the Study shall remain the property of the party introducing the same.

8.2	All rights to Resulting Intellectual Property under the Study shall belong in the first instance to the University and the University hereby grants to the Company a royalty-free non exclusive licence to commercially exploit such Resulting Intellectual Property. The University also hereby grants the Company a 45 day right of first negotiation for an exclusive worldwide license to Resulting Technology. Under the terms of this grant, Company will have 45 days from the time that University informs it that it is willing to grant such a right, to reach agreement with University on at least the financial terms for such a license.

8.3	If the Company requires access to University Background Intellectual Property for the purpose of effectively exploiting the Resulting Intellectual Property then the University, provided it is free to do so, will grant Company a royalty-free, non exclusive, license under such University Background Intellectual Property solely for the purpose of practising the Resulting Intellectual Property.

9.	TERMINATION

9.1	This Agreement shall become effective upon the date first herein above written and shall continue in effect for the full duration of the Contract Period unless sooner terminated by mutual agreement or as set out below.

9.2	Either party may terminate this Agreement with immediate effect by giving notice to the other party if:

9.2.1	the other party is in breach of any provision of this Agreement and (if it is capable of remedy) the breach has not been remedied within [30] days after receipt of written notice specifying the breach and requiring its remedy; or

9.2.2	the other party becomes insolvent, or if an order is made or a resolution is passed for its winding up (except voluntarily for the purpose of solvent amalgamation or reconstruction), or if an administrator, administrative receiver or receiver is appointed over the whole or any part of the other party’s assets, or if the other party makes any arrangement with its creditors.

9.3

Where termination is by mutual agreement or pursuant to clause 9.2 where the Company is the party in breach, then upon any such early termination, the Company shall pay to the University all reasonable, properly incurred and non-cancellable expenses and costs incurred up to the date of termination. The University shall have a duty to seek to mitigate such costs as far as is reasonably possible eg by reutilising staff, materials and services on other projects.

9.4	Upon notice of termination each party shall use all reasonable endeavours to conclude or transfer any uncompleted parts of the Study as expeditiously as possible. The University shall not undertake further work, incur additional expenses, or enter into further commitments with regard to the Study, except as mutually agreed upon in writing by the Parties.

10.	FORCE MAJEURE

10.1	If the performance of this Agreement or the Study is prevented, restricted or delayed (either totally or in part) by reason of any cause beyond the reasonable control of the parties, such as acts of God, explosion, disease, weather, war, insurrection, civil strike, riot or power failure, the University shall, upon giving notice thereof to the Company, be excused from such performance to the extent of such prevention, restriction or delay; provided, that the University shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed.

11.	INDEPENDENT CONTRACTOR

Neither party is authorised nor empowered to act as an agent for the other for any purpose and shall not on behalf of the other enter into any contract, warranty or representation as to any matter.

12.	LIABILITIES

12.1

Whilst the University will use all reasonable endeavours to ensure the accuracy of the work performed and any information given the University makes no warranty express or implied as to accuracy and will not be held responsible for any consequence arising out of any inaccuracies or omissions unless such inaccuracy or omissions are the result of negligence on the part of the University or its agents.

12.2	The parties agree and declare that the obligations of the University and its agents shall cease upon delivery of the reports and that no liability whatsoever either direct or indirect, whether in contract, tort (including negligence) or otherwise shall rest upon them for the effects of any product or process that may be produced or adopted by the Company or any other party notwithstanding that the formulation of such product or process may be based upon the findings of the Study.

12.3	Neither party shall be liable to the other for any death or injury unless it is caused by the negligence of that party of its agents nor shall it be liable to the other for any other loss or damage whatsoever unless it is caused by its wilful default of that or its agents.

13.	INDEMNITY COVER

13.1	The Company shall indemnify the University against all loss, damage, costs and expenses awarded against or incurred by the University in connection with any claim relating to product liability which is directly connected with the Study, unless such claim results from negligence on the part of the University.

13.2	The Company shall at all times maintain insurance to cover its obligations under this agreement to the reasonable satisfaction of the University and on request shall produce the policy of insurance to the University, together with evidence of payment of the premium.

14.	NOTICES

14.1	Any notice to be given under this Agreement must be in writing, may be delivered to the other party by any of the methods set out in the left hand column below, and will be deemed to be received on the corresponding day set out in the right hand column:

Method of service	Deemed day of receipt
By hand or courier	the day of delivery

By pre-paid first class post	the second business day after posting

By recorded delivery post	the next business day after posting

By fax (provided the sender’s fax machine confirms complete and error-free transmission of that notice to the correct fax number)	the next business day after sending or, if sent before 16.00 (sender’s local time) on the business day it was sent

15.	ASSIGNMENT

This Agreement shall not be assigned by either party without the prior written consent of the parties hereto. Such consent will not be unreasonably withheld.

16.	ENTIRE AGREEMENT

This Agreement, together with all corresponding Appendices constitutes the entire agreement between the Company and University with respect to the subject matter hereof, and replaces and supersedes any and all prior agreements and/or understandings, whether oral or written, between the parties with respect to the subject matter of this Agreement.

17.	AGREEMENT MODIFICATION

Any agreement to change the terms of this agreement in any way shall be valid only if the change is made in writing and approved by mutual agreement of authorised representatives of the parties hereto.

18.	INTERPRETATION

The descriptive headings of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions of this Agreement. The failure of either party to enforce any provision of this Agreement (including the Appendices) shall not be construed as a waiver or limitation of that party’s subsequent rights to enforce and compel strict compliance with every provision of this Agreement. To the extent any provision of this Agreement or the application thereof is found by a proper authority to be invalid or unenforceable, it shall be considered deleted herefrom, and the remainder of this Agreement shall continue in full force and effect.

19.	GENERAL

19.1	This Agreement may be executed in counterparts, each of which, when executed and delivered, shall be deemed to be an original.

19.2	The Company and the University agree to co-operate to take all necessary steps to ensure compliance with the Data Protection Act 1998 and all relevant regulations enacted thereunder (or other relevant data protection regulations in any relevant jurisdiction) including ensuring the security of personal data processed as any part of the Study.

19.3	This Agreement and any Appendix does not create any right enforceable by any person not a party to it except that a person who is the permitted successor to or assignee of the rights of a party is deemed to be a party to this Agreement or any Appendix. This Agreement or any Appendix may be rescinded or varied without the consent of or the need to give any notice to any person not a party to it.

20.	GOVERNING LAW

This Agreement and all terms, provisions and conditions of the Study and all questions of construction, validity and performance under this Agreement shall be governed by English Law and shall be subject to the exclusive jurisdiction of the English courts.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorised officers as of the date first above written.

Signed by and on behalf of The University of Liverpool

/s/ Colin Cooper
acting by a duly authorized signatory: MR COLIN COOPER

Signed by and on behalf of VIA Pharmaceuticals

/s/ Lawrence K. Cohen
acting by a duly authorized signatory:

APPENDIX A

STUDY – ARTERIOSCLEROSIS PROJECT

Project plan with milestones

This project will address the expression and role of the tachykinin pathway in atherosclerosis mechanisms regulating Preprotachykinin A gene (PPTA), which encodes the neuropeptide substance P, expression in endothelial cells.

Month 1-6

Generation of mouse double knock-out

The NK1 knock out mouse strain will be crossed with an apoE knock out strain which develops atherosclerosis when fed a high fat diet. A double knock out will be generated. This mouse line will then be evaluated compared to the apoE single knock out with respect to development of atherosclerosis on a high fat diet. To perform these experiments the mouse strain will be sent to Jackson lab in Sacramento California.

Evaluation of tachykinin pathway protein expression in mouse atherosclerosis

VIA will provide sections of mouse aortas with various stages of atherosclerosis for immunohistochemistry studies. Substance P, NK1 and the transcription factor REST antibodies will be used to evaluate the expression of the tachykinin pathway in atherosclerosis and to determine cell type specificity of that expression.

In vitro validation

Experimentally this would initially use in vitro models including human endothelial primary and clonal cell lines to address PPTA expression under basal and stressed conditions. A number of stimuli will be used including ATP and general PKC and PKA activated pathways. PPTA expression will be addressed by quantitative PCR, immunofluorescence, confocal imaging, immunostaining, reporter gene constructs. In this approach both expression of the gene and synthesis of the peptide will be monitored. Molecules will be screened that are involved in processing the pre-propeptide to the active peptide substance P. Time course will be done and protein synthesis blocks applied to determine how early PPTA is expressed in response to challenge. This could be done within 6 months, and would be the first milestone that would encourage further support from VIA or elsewhere.

Months 6-9 (In vivo validation)

An important model would be the in vivo analysis of tachykinin expression in endothelial cells in response to stress would require use of the lung model and focus on PPTA and substance P expression in response to viral challenge. Substance P expression is both temporal and in specific non neuronal cell types in initiating the immune response to challenge. We will have a more stringent course on inducible expression specifically highlighting potential expression in endothelial cells or modulation of endothelial cell function in cells adjacent to substance expression.

Project deliverables

•	An evaluation of protein expression in mouse atherosclerosis for tachykinin pathway members.

•	A fully functional in vitro validated model of the tachykinin stimulation early on in a stress response in endothelial cells, making it clinically relevant.

•	Generation of a double knock-out mouse strain for NKI/apoE.

•	In vivo validation of this model, enabling a route to screen for compounds against this target specifically to treat arteriosclerosis.

Financial

funds required to complete the proof-of-concept project

Budget Item	9 for Costs months £
Post-doctoral RA (point ) TBA net salary	24,270
USS+ NI	5,245

Gross Cost	29,515

Consumables and Animals
Tissue culture plastics and media	6,000
Transfection reagents	1000
Mice maintenance for Transgenic colonies for this project. £1000/month	9,000
Molecular Biology and PCR reagents	5000
Confocal and imaging Analysis	1500
Immunohistochem and purchase of Antibodies	3000

Grand Total	55,015

One half of these costs will be met by Via Pharmaceuticals, an equivalent of $50,000.

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